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                [JAECKLE FLEISCHMANN & MUGEL, LLP LETTERHEAD]


                                                                      EXHIBIT 5

                               October 23, 1996


Parkway Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201


Ladies and Gentlemen:

        Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering the registration of 1,140,000 shares of common stock, $0.001 par value per share, of Parkway Properties, Inc. ("Common Stock")--opinion regarding legality

        As your counsel we have examined the above referenced Registration Statement and we are familiar with the documents referred to therein, as well as your Articles of Incorporation, as amended, Bylaws and other relevant documents, and we have made such investigation with respect to your corporate affairs as we have deemed necessary in order for us to render the opinion herein set forth.

        We have examined the proceedings heretofore taken and we are informed as to the procedures proposed to be followed by Parkway Properties, Inc. in connection with the authorization, issuance and sale of the above described shares of Common Stock. In our opinion the shares of Common Stock to be sold by certain stockholders of Parkway Properties, Inc. under and in accordance with the Registration Statement are or will be when issued, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        JAECKLE FLEISCHMANN & MUGEL, LLP